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EXHIBIT 99.B10(i)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 4 of Registration Statement No. 333-59868 of MetLife Investors Variable Annuity Account Five on Form N-4 of our report dated April 15, 2004 relating to MetLife Investors Variable Annuity Account Five, and our report dated April 12, 2004 relating to MetLife Investors Insurance Company of California, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 26, 2004